Exhibit 10.87

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of July 6, 2009, by and among Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. The Company has authorized, upon the terms and conditions stated in this Agreement, the sale and issuance of up to seven million dollars ($7,000,000) of units of the Company (each of which shall be referred to herein as a “Unit” and collectively as the “Units”), with each Unit consisting of (i) one share of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (ii) one warrant (as amended, modified, restated or supplemented from time to time, each, a “Warrant,” and collectively, the “Warrants”) to purchase 0.50 of a share of Common Stock.

C. At the Closing (as hereinafter defined), each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the number of Units as hereafter determined, with each Unit consisting of (i) one share of Common Stock (each a “Unit Share,” collectively, the “Unit Shares”), and (ii) a Warrant to purchase 0.50 of a share of Common Stock (such amount being referred to herein as the “Warrant Ratio”) in substantially the form attached hereto as Exhibit A. The shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants collectively are referred to herein as the “Warrant Shares”.

D. At the Closing, the parties hereto shall execute and deliver an Investor Rights Agreement, in substantially the form attached hereto as Exhibit B (as amended, modified, restated or supplemented from time to time, the “Investor Rights Agreement”), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Unit Shares and the Warrant Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws, and will agree to provide certain other rights to the Purchasers.

E. At the Closing, the parties hereto shall execute and deliver a NOL Preservation Lock-Up Agreement, in substantially the form attached hereto as Exhibit C (as amended, modified, restated or supplemented from time to time, the “NOL Lock-Up Agreement”), pursuant to which, among other things, the Purchasers and the other stockholders of the Company named therein will agree to certain restrictions on the acquisition or disposition of Company securities.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual agreements, representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser that is an entity, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Capital Stock” means all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock.

“Closing” means the closing of the purchase by the Purchasers and sale by the Company of Units to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2.1(a) hereof.

“Closing Date” means the Trading Day on which the last to be satisfied or waived of the applicable conditions set forth in Sections 2.2(a) and (b), 5.1 and 5.2 shall have been satisfied or waived, except for those conditions and deliveries that are to be made at the Closing.

“Commission” has the meaning set forth in the Recitals to this Agreement.

“Common Stock” has the meaning set forth in the Recitals to this Agreement, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Counsel” means Cooley Godward Kronish LLP.

“Company Deliverables” means, collectively, the documents deliverable by the Company pursuant to Section 2.2(a).

“Company Intellectual Property” has the meaning set forth in Section 3.1(n).

“Company Products” means all product candidates in Phase III clinical development and all products being commercialized by the Company, its Subsidiaries or sublicensees.

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge of the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement; provided, however, that such executive officers have conducted reasonable investigation and due inquiry of such matter or matters.

2.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Materials” has the meaning set forth in Section 3.1(g).

“Environmental Laws” has the meaning set forth in Section 3.1(o).

“Evaluation Date” has the meaning set forth in Section 3.1(u).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Execution Date” means the date first set forth above.

“FDA” has the meaning set forth in Section 3.1(w).

“Financing” has the meaning set forth in Section 7.15.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Investor Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Irrevocable Transfer Agent Instructions” has the meaning set forth in Section 4.1(d).

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

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“Legal Restraint” has the meaning set forth in Section 5.1(c).

“Lien” means any mortgage, deed of trust, lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Longitude” means Longitude Venture Partners, L.P.

“Management Rights Letter” has the meaning set forth in Section 2.2(a)(viii).

“Material Adverse Effect” on or with respect to the Company and/or its Subsidiaries means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Contract” means any contract of the Company that has been filed, or is required to be filed but has not yet been filed, as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“NOL Lock-Up Agreement” has the meaning set forth in the Recitals to this Agreement.

“Permits” has the meaning set forth in Section 3.1(l).

“Permitted Liens” means (i) any Liens in favor of the holders of the Senior Notes or the collateral agent appointed pursuant to the Senior Note Purchase Agreement for the benefit of the holders of the Senior Notes, pursuant to Senior Note Purchase Agreement or any document or agreement related thereto or contemplated thereby, (ii) any Liens in favor of Silicon Valley Bank pursuant to the Company’s existing line of credit with Silicon Valley Bank or any document or agreement related thereto or contemplated thereby, (iii) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business, (iv) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or any of its Subsidiaries thereof shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, (v) Liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and (vi) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the use or value of the property to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Press Release” has the meaning set forth in Section 4.6.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement, shall be The NASDAQ Global Market.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

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“Purchaser” and “Purchasers” have the respective meanings set forth in the Preamble to this Agreement.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Registration Statement” means a registration statement meeting the requirements set forth in the Investor Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Investor Rights Agreement).

“Registrations” means the regulatory approvals, authorizations, licenses, certificates, applications, agreements, permits, exemptions, drug listings, and other permissions held by the Company, that relate to the Company Products and are issued by Governmental Authorities.

“Regulation D” has the meaning set forth in the Recitals to this Agreement.

“Required Approvals” has the meaning set forth in Section 3.1(f).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(g).

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(vi).

“Securities” means, collectively, the Warrants and the Shares.

“Securities Act” has the meaning set forth in the Recitals to this Agreement.

“Senior Notes” means the outstanding 15% Senior Secured Notes due June 24, 2011 issued by JPI Commercial, LLC pursuant to the Senior Note Purchase Agreement and guaranteed by the Company.

“Senior Note Purchase Agreement” means the Senior Secured Note and Warrant Purchase Agreement, dated as of March 14, 2008, by and among the Company, JPI Commercial, LLC and the purchasers named therein.

“Shares” means, collectively, the Unit Shares and the Warrant Shares.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subscription Amount” means with respect to each Purchaser, the aggregate amount to be paid for the Units purchased hereunder at the Closing as indicated on such Purchaser’s signature page to this Agreement next to the heading “Subscription Amount.”

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“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person, and “Subsidiaries” mean, collectively, each Subsidiary with respect to any Person.

“Trading Affiliates” has the meaning set forth in Section 3.2(h).

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement and the schedules and exhibits attached hereto, the Warrants, the Investor Rights Agreement, the NOL Lock-Up Agreement, the Waiver and Amendment Agreement, the Management Rights Letter, the Irrevocable Transfer Agent Instructions and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto.

“Transfer Agent” means Computershare Trust Company, N.A., or any successor transfer agent for the Common Stock.

“Unit Purchase Price” $3.6925 per Unit, which equals the sum of (i) $3.63 and (ii) $0.0625, which represents a $0.125 purchase price for each whole Warrant Share.

“Units” has the meaning set forth in the Recitals to this Agreement. Units will not be issued or certificated. The Unit Shares and the Warrants are immediately separable and will be issued separately.

“Unit Share” and “Unit Shares” have the respective meaning set forth in the Recitals to this Agreement.

“Unrestricted Securities” has the meaning set forth in Section 4.1(c).

“Waiver and Amendment Agreement” has the meaning has the meaning set forth in Section 2.2(a)(ix).

“Warrant” and “Warrants” have the respective meaning set forth in the Recitals to this Agreement.

6.

“Warrant Exercise Price” means $4.00 per Warrant Share.

“Warrant Ratio” has the meaning set forth in the Recitals to this Agreement.

“Warrant Shares” has the meaning set forth in the Recitals to this Agreement.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing, Delivery and Payment.

(a) Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, such number of Units equal to the quotient resulting from dividing (i) the Subscription Amount for such Purchaser by (ii) the Unit Purchase Price, rounded down to the nearest whole Unit.

(b) Closing. The Closing shall take place at the offices of Company Counsel, 3175 Hanover Street, Palo Alto, California 94304, on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(c) Payment. On the Closing Date, (x) each Purchaser shall pay to the Company its Subscription Amount in United States dollars and in immediately available funds, by wire transfer to the Company’s account as set forth in instructions previously delivered to each Purchaser, (y) the Company shall irrevocably instruct the Transfer Agent to deliver to each Purchaser one or more stock certificates within three (3) Business Days after the Closing Date, free and clear of all restrictive and other legends except as expressly provided in Section 4.1(b) hereof, evidencing the number of Unit Shares such Purchaser is acquiring at the Closing, and (z) the Company shall issue to each Purchaser a Warrant pursuant to which such Purchaser shall have the right to acquire such number of Warrant Shares determined by multiplying the number of Unit Shares such Purchaser is acquiring at the Closing by the Warrant Ratio and rounding down to the nearest whole number, in the case of clauses (y) and (z), duly executed on behalf of the Company and registered in the name of such Purchaser as set forth on the Stock Certificate Questionnaire included as Exhibit D. The Warrants issued and sold at the Closing shall have an exercise price equal to the Warrant Exercise Price.

2.2 Closing Deliveries.

(a) On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement and the Investor Rights Agreement, each duly executed by the Company;

(ii) a copy of irrevocable instructions to the Transfer Agent to deliver to each Purchaser one or more stock certificates, as provided in Section 2.1(c), with the original stock certificates delivered within three (3) Business Days of the Closing;

(iii) a Warrant, as provided in Section 2.1(c);

(iv) the NOL Lock-Up Agreement duly executed by the Company and the other parties thereto other than the Purchasers;

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(v) a legal opinion of Company Counsel, dated as of the Closing Date, and in the form attached hereto as Exhibit E, executed by such Company Counsel and addressed to the Purchasers;

(vi) a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the Board or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents (including the appointment of Patrick Enright to the Board as a Class I director, effective upon the Closing) and the issuance of the Securities to be issued at the Closing and that such resolutions remain in full force and effect, (b) certifying the current versions of the Company’s certificate of incorporation (including any certificates of designation) and bylaws, each as amended, and (c) certifying as to the signatures and authority of Persons signing the Transaction Documents and related documents on behalf of the Company, in the form attached hereto as Exhibit G;

(vii) the Compliance Certificate referred to in Section 5.1(f);

(viii) the Management Rights Letter, dated as of the Closing Date, and in the form attached hereto as Exhibit I (“Management Rights Letter”), duly executed by the Company;

(ix) the Waiver and Amendment Agreement in the form attached hereto as Exhibit J (“Waiver and Amendment Agreement”), duly executed by the Company and the other parties thereto;

(x) an indemnification agreement for Patrick Enright in a form reasonably acceptable to the Company and Longitude;

(xi) evidence reasonably satisfactory to Longitude of the formation and good standing of the Company and each of its Subsidiaries under the laws of the jurisdiction of its incorporation or formation, as applicable; and

(xii) evidence reasonably satisfactory to Longitude of the qualification as a foreign corporation or other legal entity and good standing of the Company and each of its Subsidiaries in each state where the Company and each of its Subsidiaries, as applicable, is qualified to do business as a foreign corporation or other legal entity.

(b) On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i) this Agreement, the Investor Rights Agreement and the NOL Lock-Up Agreement, each duly executed by such Purchaser;

(ii) a fully completed and duly executed Stock Certificate Questionnaire in the form attached hereto as Exhibit D; and

(iii) such Purchaser’s Subscription Amount, in United States dollars and in immediately available funds, by wire transfer to the Company’s account as previously delivered to each Purchaser in accordance with Section 2.1(c).

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Purchasers that, except as otherwise set forth in the Disclosure Schedule delivered herewith:

(a) Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as applicable). Each of the Company and each of its Subsidiaries has all requisite power and authority as a corporation or other legal entity to carry on its business as now conducted and as described in the SEC Reports and to own its properties. Each of the Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect. To the Company’s Knowledge, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail, such power and authority or qualification. The Company has no direct or indirect Subsidiaries other than Orphan Medical, LLC and JPI Commercial, LLC. The membership interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and, except as set forth in the Disclosure Schedule, are owned by the Company directly, free and clear of any claim, lien, encumbrance, security interest, restriction upon voting or transfer or any other claim of any third party, other than the Liens described in clause (i) of the definition of Permitted Liens.

(b) Authorization. The Company has full right and authority and has taken all requisite action due on or prior to the Closing on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder and (iii) the authorization, issuance, sale and delivery of the Securities as contemplated hereunder.

(c) Valid Agreements. The Transaction Documents constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally.

(d) Capitalization. The authorized Capital Stock of the Company consists of: (i) 150,000,000 shares of Common Stock, of which 29,075,291 shares are outstanding on the Execution Date (prior to the issuance of the Unit Shares) and (ii) 20,000,000 shares of preferred stock, $0.0001 par value, of which no shares are outstanding on the Execution Date. All of the issued and outstanding shares of the Company’s Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except (i) for options to purchase Common Stock or other equity awards (including restricted stock units) issued to employees and members of the Board pursuant to the equity compensation plans or arrangements disclosed in the SEC Reports, (ii) as contemplated by the Company’s Directors Deferred Compensation Plan or the Company’s 2007 Employee Stock Purchase Plan, and (iii) for outstanding warrants disclosed in the SEC Reports, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the Capital Stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such shares of Capital Stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase,

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redeem or otherwise acquire any shares of its Capital Stock or other equity interests. Except as set forth in exhibits to the SEC Reports, no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person. The issue and sale of the Securities will not result in the right of any holder of Company securities to adjust the exercise, conversion or exchange price under such securities. Other than pursuant to the Company’s 2007 Employee Stock Purchase Plan, the Company has not issued or sold any of its securities at less than fair market value, or for an option exercise price that was not at least equal to fair market value at the time of grant of the option, in either case as determined by the Board of Directors in good faith, to any employee, consultant or other provider of services to the Company. To the Company’s Knowledge, the Company has not modified or amended the terms of any of the Company’s securities or options or other rights to acquire the Company’s securities in such a way as to cause the holder of any such security, option or right to recognize ordinary income that is subject to an additional tax pursuant to Section 409A of the IRC.

(e) Valid Issuance. The Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, and with respect to the Warrant Shares, when issued and paid for pursuant to the Warrants, will be validly issued, fully paid and nonassessable, and will be free of encumbrances and restrictions (other than those created by the Purchasers), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

(f) Consents. The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Securities), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Investor Rights Agreement, (ii) filings required by applicable state and federal securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any requisite notices and/or application(s) to the Principal Trading Market for the issuance and sale of the Securities, and the listing of the Common Stock for trading or quotation, as the case may be, thereon in the time and manner required thereby, (v) as contemplated by the Waiver and Amendment Agreement, and (vi) those that have been made or obtained on or prior to the date hereof (collectively, the “Required Approvals”).

(g) SEC Reports. The Company has complied with its requirement to file all proxy statements, reports and other documents required to be filed by it under the Exchange Act. The Company has made available to the Purchasers, through the Commission’s EDGAR system, true and complete copies of (a) the Company’s most recent Annual Report on Form 10-K, as amended (the “Annual Report”), (b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, including all exhibits thereto and documents incorporated by reference therein, and (c) any other statement, report (including, without limitation, Current Reports on Form 8-K), registration statement or definitive proxy statement filed by the Company with the Commission during the period commencing subsequent to the period covered by such Annual Report (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports” and together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”). The Company is not aware of any event that requires the filing of a Current Report on Form 8-K that has not been filed. The Company has filed as an exhibit to an SEC Report all documents required to be filed by Item 601 of Regulation S-K prior to the date of this Agreement. As of their respective filing dates, except to the extent corrected by a subsequent restatement or amendment or superseded by a subsequent filing, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a

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material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, the Company complies with General Instruction I.A.3(b) of Form S-3.

(h) No Material Adverse Change. Between March 31, 2009 and the date of this Agreement, except as disclosed in the SEC Reports, the Disclosure Schedule or in the unaudited financial statements for the quarter ended June 30, 2009 made available to the Purchasers prior to the execution of this Agreement, there has not been:

(i) any material change in the consolidated assets, liabilities, financial condition, cash flows or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the Capital Stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss to any assets or properties of the Company or any of its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any of its Subsidiaries of a material right or of a material debt owed to them;

(v) any change or amendment to the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other organizational or charter documents, or change to any Material Contract or arrangement by which the Company or any of its Subsidiaries is bound or to which their respective assets or properties are subject;

(vi) any transaction entered into by the Company or any of its Subsidiaries other than in the ordinary course of business;

(vii) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;

(viii) any commitment or arrangement by the Company or any of its Subsidiaries to do any of the foregoing; or

(ix) any other event or condition of any character that has had or would have a Material Adverse Effect.

(i) No Conflict, Breach, Violation or Default. Neither the execution, delivery and performance of the Transaction Documents by the Company nor the consummation of any of the transactions contemplated hereby (including without limitation the issuance and sale of the Securities) will (i) conflict with or result in violation of any of the terms and provisions of Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other organizational or charter documents, each as in effect on the date hereof, or (ii) will give rise to the right to terminate or accelerate the due date of any payment under or result in a breach of any term or provision of, or constitute a default (or any event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under or result in the execution or imposition of any Lien upon the properties or assets of the Company or any of its Subsidiaries pursuant to the terms of (x) any Material Contract or (y) any license, permit, statute, rule, regulation, judgment, decree or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any of its Subsidiaries or any of their

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respective assets or properties, other than with respect to clause (y) as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation, bylaws or other organizational or charter documents. Except as disclosed in the SEC Reports, (a) neither the Company nor any of its Subsidiaries is in violation or default of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and (b) to the Company’s Knowledge, the Company and each of its Subsidiaries is in compliance with all Laws applicable to the Company, in each case where any such violation, default or failure to comply, as described in clause (a) or (b) above, could reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice of any violation of any such Law which has not been remedied prior to the date hereof.

(j) Tax Matters. Each of the Company and each of its Subsidiaries has timely filed all tax returns (taking into account applicable extensions) required to have been filed by it with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company and each of its Subsidiaries in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any of its Subsidiaries. All taxes and other assessments and levies that the Company or any of its Subsidiaries are required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax Liens or claims pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective assets or property, other than Permitted Liens. To the Company’s Knowledge, there are no tax audits or investigations pending. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other Person.

(k) Title to Properties. Each of the Company and each of its Subsidiaries has good and marketable title to all properties and assets owned by it, in each case free from Liens and defects, other than Permitted Liens. Each of the Company and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases. Each of the Company and each of its Subsidiaries is in material compliance with all material terms of each lease to which it is a party or is otherwise bound. Neither the Company nor any of its Subsidiaries own any real property.

(l) Certificates, Authorities and Permits. Each of the Company and each of its Subsidiaries possesses adequate certificates, approvals, authorities or permits (“Permits”) issued by governmental agencies or bodies necessary to own, lease and license its assets and properties and conduct the business now operated by it, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Company and each of its Subsidiaries has performed in all material respects all of its material obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time, would allow, revocation or termination thereof. Neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Neither the Company nor any of its Subsidiaries has violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment or employees’ health, safety, welfare, wages and hours.

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(ii) (A) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s or any of its Subsidiaries’ employees, (B) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s or any of its Subsidiaries’ employees, (C) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company or any of its Subsidiaries and (D) to the Company’s Knowledge, the Company and each Subsidiary enjoys good labor and employee relations with its employees.

(iii) Each of the Company and each of its Subsidiaries is in compliance in all material respects with applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, severance and bonuses, and immigration and naturalization. No claims are pending against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the IRC, other than as set forth in the SEC Reports.

(v) The Company has made all required contributions to each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all laws applicable to any such employee benefit plan.

(n) Intellectual Property. The Company and its Subsidiaries own, possess or control, or can acquire on reasonable terms ownership of or rights to use, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the “Company Intellectual Property”) currently employed by them in connection with the business described in the SEC Reports substantially as now conducted and, with respect to material activities, as now contemplated to be conducted as described in the SEC Reports. Neither the Company nor any of its Subsidiaries, or to the Company’s Knowledge, its distributors or sublicensees, have received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. To the best of the Company’s Knowledge, the Company’s and its Subsidiaries’ businesses as now conducted, and as now contemplated to be conducted as described in the SEC Reports, do not and will not infringe any patents, trademarks, service marks, trade names, copyrights or trade secrets of any person, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has granted or assigned to any other person or entity any right under any of Company Intellectual Property other than as described in the SEC Reports or in the Disclosure Schedule. To the Company’s Knowledge, no third party is infringing or misappropriating any of the Company Intellectual Property in any material respect. None of the Company Intellectual Property is subject to any Proceedings of which the Company is aware alleging invalidity or unenforceability thereof or challenging or questioning the patentability, registrability or ownership thereof, other than those conducted in the ordinary course of patent prosecution and those that would not have a Material Adverse Effect.

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(o) Environmental Matters. Neither the Company nor any of its Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of Hazardous Materials or relating to the protection or restoration of the environment or human exposure to Hazardous Materials (collectively, “Environmental Laws”). Except as described in the SEC Reports, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries own or operate any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws. There is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

(p) Litigation. There are no pending or, to the Company’s Knowledge, threatened actions, suits, proceedings, inquiries or investigations against or affecting the Company, any of its Subsidiaries or any of their respective properties or any of the Company’s officers and directors in their capacities as such. Except in connection with or as contemplated by the civil settlement agreement, non-prosecution agreement, plea agreement and corporate integrity agreement that were each entered into in connection with the investigation of Orphan Medical, Inc. and the promotion of Xyrem as described in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body.

(q) Financial Statements. The financial statements included in each SEC Report and the unaudited financial statements for the quarter ended June 30, 2009 made available to the Purchasers prior to execution of this Agreement present fairly, in all material respects, the financial position of the Company as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the financial statements of the Company included in the SEC Reports and the unaudited financial statements for the quarter ended June 30, 2009 made available to the Purchasers prior to execution of this Agreement, the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent with past practices since the date of such financial statements, none of which, individually or in the aggregate, would have a Material Adverse Effect.

(r) Insurance Coverage. Each of the Company and each of its Subsidiaries maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and its Subsidiaries.

(s) Questionable Payments. Neither the Company, any of its directors, officers or employees nor any of its Subsidiaries, or, to the Company’s Knowledge, any of its agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has on behalf of the Company or any of its Subsidiaries or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any of its Subsidiaries; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(t) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports and other than the grant of stock options or other equity awards, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company, is presently

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a party to any transaction with the Company or any of its Subsidiaries or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that has not been disclosed.

(u) Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as defined in Exchange Act Rules 13a-15 or Rule 15d-15) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The books, records and accounts of the Company accurately and fairly reflect, in all material respects, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

(v) Independent Accountants. The Company has engaged an independent registered public accounting firm as required by the Exchange Act and the rules and regulations of the Commission thereunder.

(w) Regulatory Compliance. The human clinical trials, animal studies and other preclinical tests conducted by the Company or its Subsidiaries or in which the Company or its Subsidiaries have participated or that are described in the SEC Reports or the results of which are referred to in the SEC Reports, and such studies and tests conducted on behalf of the Company or its Subsidiaries, or that the Company or its Subsidiaries currently intend to rely on in support of Registrations by the United States Food and Drug Administration (the “FDA”) or foreign regulatory agencies for the Company Products, were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical or clinical study of new drugs and in material compliance with applicable Laws. The descriptions of the results of such studies, test and trials contained in the SEC Reports are accurate in all material respects, and, to the Company’s Knowledge, there are no other trials, studies or tests, the results of which the Company believes reasonably call into question the clinical trial results described or referred to in the SEC Reports when viewed in the context in which such results are described and the clinical stage of development. Neither the Company nor any of its Subsidiaries have received any notices or correspondence from the FDA or any other domestic or foreign Governmental Authority requiring the termination, suspension or material modification, other than modifications customarily implemented during the drug development process, of any preclinical tests or clinical trials conducted by or on behalf of the Company or its Subsidiaries or in which the Company or its Subsidiaries have participated that are

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described in the SEC Reports or the results of which are referred to in the SEC Reports, in each case that would have a Material Adverse Effect. Except as set forth in the SEC Reports or in the Disclosure Materials, the Company and its Subsidiaries, and, to the Company’s Knowledge, its distributors, manufacturers and sublicensees, are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, recall notice, or other notice or commitment made to or with the FDA or any other Governmental Authority (including without limitation the Drug Enforcement Agency) regarding or impacting the Company Products, including without limitation any notice alleging a material violation of any applicable Law or required Registration. Except as described in the SEC Reports, neither the Company nor its Subsidiaries and, to the Company’s Knowledge, neither its distributors, manufacturers nor sublicensees, have received any written or other notice from FDA, the Drug Enforcement Agency or a comparable Governmental Authority alleging that the Company Products are the subject of any pending or threatened investigation in any jurisdiction that has not been fully remedied. Except as described in the SEC Reports or in the Disclosure Materials, the Company and its Subsidiaries and, to the Company’s Knowledge, its distributors, manufacturers and sublicensees, are in compliance with all applicable Laws administered or issued by FDA or any other Governmental Authority that are relevant to the Company Products, including, without limitation, those requirements relating to the testing, handling, distribution, regulatory approval, pricing approval, annual reporting, registration, good manufacturing practices, record-keeping, adverse event reporting, promotion, sales, packaging, labeling and advertising of drugs and controlled substances (where applicable) in each case in all material respects. The promotion, sale, manufacture, storage, packaging, labeling, handling, testing and distribution of the Company Products for which Registrations have been obtained by the Company, its Subsidiaries, distributors, manufacturers and sublicensees is being, and at all times following such Registration has been, conducted in compliance in all material respects with the Registrations, except for any failure that has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the foregoing representation as it relates to the Company’s distributors, manufacturers and sublicensees shall be to the Company’s Knowledge. All regulatory filings made by the Company or its Subsidiaries, or, to the Company’s Knowledge, by the Company’s distributors, manufacturers or sublicensees, to any Governmental Authority, in each case with respect to any of the Company Products, when submitted to the Governmental Authority were accurate in all material respects as of the date of submission, or as subsequently corrected or modified. Neither the Company nor its Subsidiaries (including their officers or employees) nor, to the Company’s Knowledge, any principal investigator or sub-investigator engaged in any clinical investigation conducted with respect to any Company Product (including their officers or employees) has been convicted of any crime under 21 U.S.C. Section 335a(a) or any similar state or foreign Law or under 21 U.S.C. Section 335a(b) or any similar state or foreign Law. To the Company’s Knowledge, there are no facts which would reasonably be expected to cause (i) the withdrawal or recall of any Company Product sold by or on behalf of the Company, its Subsidiaries, distributors or sublicensees, (ii) a termination or suspension of marketing of any such Company Product, or (iii) any adverse events or safety concerns not already publicly disclosed that would have a material impact on the ability to market any such Company Product. As of the date hereof, the current quota of sodium oxybate obtained by the Company’s manufacturers from the U.S. Drug Enforcement Agency is sufficient to meet the Company’s commercial and clinical requirements for sodium oxybate, Xyrem and JZP-6 for 2009.

(x) Material Contracts. The description of the Material Contracts, documents or other agreements contained in the SEC Reports (as the case may be) reflect in all material respects the terms of the underlying contract, document or other agreement. Each such Material Contract, document or other agreement is in full force and effect and is valid and enforceable by and against the Company in accordance with its terms. Except as described in the SEC Reports, neither the Company nor any of its Subsidiaries is in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event, individually or in the aggregate, would result in a Material Adverse Effect.

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(y) Certain Fees. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchasers for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company shall indemnify, pay, and hold the Purchasers harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(z) No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its or its behalf has conducted any “general solicitation” or “general advertising” (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

(aa) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement, neither the Company nor any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

(bb) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received written notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. As of the date hereof, the Company is in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Stock on the Principal Trading Market, except as set forth on the Disclosure Schedule.

(cc) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(ee) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers are acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities.

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(ff) No Additional Agreements. The Company does not have any agreements or understandings with the Purchasers with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(gg) Change of Control Benefits. Except as described in the SEC Reports, neither the consummation of any change of control (either alone or in connection with any other event, including any termination of employment or service), will (i) result in any payment (including any bonus, golden parachute or severance payment) becoming due to any employee or consultant of the Company, (ii) result in any forgiveness of indebtedness owing by any employee or consultant of the Company to the Company or, to the Company’s Knowledge, owing by any employee or consultant to any third party, (iii) materially increase the benefits payable by the Company, nor (iv) result in any acceleration of the time of payment or vesting of any such benefits.

(hh) Voting Agreements. To the Company’s Knowledge, there are no agreements with respect to the voting of Capital Stock of the Company or with respect to the designation or election of directors to the Board.

(ii) Stockholder Approval. No vote of the Company’s stockholders is required in connection with the issuance and sale of the Securities or any of the other transactions contemplated by the Transaction Documents.

(jj) Use of Proceeds; Solvency. The net proceeds of the sale of the Units hereunder shall be used by the Company for working capital and general corporate purposes. After giving effect to the Closing, the Company will not be insolvent.

(kk) Disclosure. None of the Transaction Documents, when viewed together with the Disclosure Materials, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. To the extent that Purchaser is an entity, the execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement, the Investor Rights Agreement, the NOL Lock-Up Agreement and the Management Rights Letter has been duly executed by such Purchaser (if a party thereto), and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

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(b) No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement, the Investor Rights Agreement, the NOL Lock-Up Agreement and the Management Rights Letter (if a party thereto) and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser (to the extent an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c) Investment Intent. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Securities for any minimum period of time and reserves the right, subject to the provisions of this Agreement, the Investor Rights Agreement and the NOL Lock-Up Agreement, at all times to sell or otherwise dispose of any or all of the Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Such Purchaser (to the extent an entity) is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any Person; such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants, it will be, an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(f) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(g) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its Subsidiaries and its respective

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financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(h) Certain Trading Activities. Other than with respect to the transactions contemplated herein, since the time that such Purchaser was first contacted by the Company or any other Person regarding the transactions contemplated hereby until the date hereof, neither the Purchaser nor any Affiliate of such Purchaser which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Securities, and (z) is subject to such Purchaser’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser or Trading Affiliate, effected or agreed to effect any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities). Notwithstanding the foregoing, in the case of a Purchaser and/or Trading Affiliate that is, individually or collectively, a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s or Trading Affiliate’s assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that has knowledge about the transactions contemplated by this Agreement. Other than to other Persons who are parties to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(i) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(j) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Securities constitutes legal, tax or investment advice.

(k) Reliance on Exemptions. Such Purchaser understands that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(l) No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

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(m) Regulation M. Such Purchaser is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Common Stock and other activities with respect to the Common Stock by the Purchasers.

(n) Residency. Such Purchaser’s principal executive offices (or residence, in the case of a Purchaser that is an individual) are in the jurisdiction set forth immediately below Purchaser’s name on the applicable signature page attached hereto.

(o) Complete Agreement. No Purchaser has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Securities may be disposed of only pursuant to (x) an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws and (y) the terms of the NOL Lock-Up Agreement (for so long as the restrictions set forth therein shall remain in effect). In connection with any transfer of the Securities other than (i) pursuant to an effective registration statement, (ii) to the Company, (iii) to an Affiliate of a Purchaser or (iv) pursuant to Rule 144 (provided that the Purchaser provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the securities may be sold pursuant to such rule) or Rule 144A, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer of any Securities other than Unrestricted Securities (as defined below), any such transferee (i) shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Investor Rights Agreement, and (ii) for so long as the restrictions set forth the NOL Lock-Up Agreement shall remain in effect, shall agree in writing to be bound by the applicable terms of the NOL Lock-Up Agreement (unless otherwise agreed in writing by the Company).

(b) Legends. Each of the Warrants and the certificates evidencing the Shares shall bear any legend as required by the “blue sky” laws of any state and the restrictive legends in substantially the following form, as applicable, until such time as they are not required under Section 4.1(c) (and a stock transfer order may be placed against transfer of the certificates for the Shares):

[NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THIS SECURITY HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PROVIDED BY ARTICLE IV OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF JULY 6, 2009, BY AND AMONG JAZZ PHARMACEUTICALS, INC. AND THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES THERETO.

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[THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THIS SECURITY] [THESE SECURITIES] ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND CERTAIN OTHER RESTRICTIONS, [INCLUDING EXERCISE OR CONVERSION RESTRICTIONS,] ALL AS SET FORTH IN A NOL PRESERVATION LOCK-UP AGREEMENT BETWEEN JAZZ PHARMACEUTICALS, INC. AND THE ORIGINAL HOLDER OF [THIS SECURITY][THESE SECURITIES], A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICES OF JAZZ PHARMACEUTICALS, INC.

In addition, if any Purchaser is an Affiliate of the Company, the Warrants and the certificates evidencing the Shares issued to such Purchaser shall bear a customary “affiliates” legend.

(c) Removal of Legends. The legends set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such legends or any other legend to the holder of the applicable Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (A) such Securities have been or may be transferred in accordance with the terms of the NOL Lock-Up Agreement without restriction; and (B) (i) such Securities are sold or transferred pursuant to an effective Registration Statement covering the resale of such Securities by the Purchasers, (ii) such Securities are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Securities are eligible for sale without any restrictions under Rule 144 (any Securities meeting such criteria being referred to as “Unrestricted Securities”). Following such time as a legend is no longer required for certain Securities, the Company will no later than three (3) Trading Days (or such shorter time as may in the future be required pursuant to applicable law or regulation for the settlement of trades in securities on the Principal Trading Market) following the delivery by a Purchaser to the Company or the Transfer Agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed if so required by the Transfer Agent in the ordinary course of business, and otherwise in form necessary to effect the reissuance and/or transfer), deliver or cause to be delivered to the transferee of such Purchaser or such Purchaser, as applicable, a certificate representing such Securities that is free from such legend. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. In lieu of delivering physical certificates, upon the written request of any Purchaser, the Company shall use its commercially reasonable efforts to transmit certificates for Securities subject to full legend removal hereunder to such Purchaser by crediting the account of the transferee’s Purchaser’s prime broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system, or any successor system thereto. The time periods for delivery shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates. Each Purchaser agrees that the removal of (x) the restrictive legend referring to the NOL Lock-Up Agreement from any certificates representing Securities as set forth in this Section 4.1(c) is predicated upon either (A) a transfer of such Securities in strict compliance with the terms of the NOL Lock-Up Agreement or (B) the termination of the restrictions set forth in the NOL Lock-Up Agreement; and (y) the restrictive legend referring to the Securities Act from any certificates representing Securities as set forth in this Section 4.1(c) above is predicated upon the Company’s reliance that such Purchaser would sell, transfer, assign, pledge, hypothecate or otherwise dispose of such Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

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(d) Irrevocable Transfer Agent Instructions. The Company shall execute and deliver irrevocable instructions to its Transfer Agent, which irrevocable instructions shall be acknowledged in writing by the Transfer Agent, in the form of Exhibit F attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions or instructions consistent therewith referred to in this Section 4.1(d) will be given by the Company to its transfer agent in connection with this Agreement, and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the other Transaction Documents and applicable law. The Company acknowledges that a breach by it of its obligations under this Section 4.1(d) will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.1(d) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.1(d), that a Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

(e) Acknowledgment. Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer any of the Securities or any interest therein without complying with the requirements of the Securities Act. While any Registration Statement remains effective, each Purchaser hereunder may, subject to the provisions of the NOL Lock-Up Agreement, sell the Shares in accordance with the plan of distribution contained in such Registration Statement and, if it does so, it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available. Each Purchaser, severally and not jointly with the other Purchasers, agrees that if it is notified by the Company in writing at any time that a Registration Statement registering the resale of any of the Shares is not effective or that the prospectus included in such Registration Statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Shares until such time as the Purchaser is notified by the Company that such Registration Statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Purchaser is able to, and does, sell such Shares pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.2 Reservation of Common Stock. As of the Closing Date, the Company shall have taken all action necessary to authorize, and reserve for the purpose of issuance from and after the Closing, no less than the maximum number of shares of Common Stock issuable as Unit Shares at the Closing, and issuable upon exercise in full for cash of the Warrants issued at the Closing.

4.3 Furnishing of Information. In order to enable the Purchasers to sell the Securities under Rule 144 of the Securities Act, commencing on the date hereof and ending at such time as all Purchasers can freely sell Securities without restriction under the Securities Act, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. During such period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Shares under Rule 144.

4.4 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser who requests a copy in writing promptly after such filing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

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4.5 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.6 Securities Laws Disclosure; Publicity. By 4:15 p.m., Eastern Time, on the Trading Day immediately following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. On or before 5:30 p.m., Eastern Time, on the fourth Trading Day following the execution of this Agreement (or such earlier time as required by law), the Company will file a Current Report on Form 8-K with the Commission describing the terms of the Transaction Documents and including as exhibits to such Current Report on Form 8-K the material Transaction Documents (including, without limitation, this Agreement, the forms of Warrant, the Investor Rights Agreement, and the NOL Lock-Up Agreement). Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 4.6, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), except that such Purchaser may disclose the terms to its financial, accounting, legal and other advisors.

4.7 Listing of Securities. In the time and manner required by the Principal Trading Market, the Company shall prepare and file with such Trading Market an additional shares listing application covering all of the Securities and shall use its commercially reasonable efforts to take all steps necessary to maintain, so long as any other shares of Common Stock shall be so listed, such listing or if no longer listed on the Principal Trading Market, shall use its commercially reasonable efforts to take all steps necessary to maintain a listing on another Trading Market.

4.8 Dispositions and Confidentiality After the Date Hereof. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it, will engage in any transactions in the Company’s securities (including, without limitation, any Short Sales involving the Company’s securities) during the period from the date hereof until the earlier of such time as the transactions contemplated by this Agreement are first publicly announced as described in Section 4.6. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that has knowledge about the transactions contemplated by this Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that covering a short position established prior to effectiveness of a resale registration statement with shares included in such registration statement would be a violation of Section 5 of the Securities Act, as set forth in Section 239.10 of the Compliance and Disclosure Interpretations of the staff of the Division of Corporation Finance with respect Section 5 of the Securities Act, dated November 26, 2008.

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ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Securities at the Closing. The obligation of each Purchaser to purchase Units at the Closing is subject to the fulfillment to Longitude’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Longitude:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall have been true and correct as of such date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Legal Restraint. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction (collectively, a “Legal Restraint”) that remains in effect and prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Consents and Approvals. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Units at the Closing (including, without limitation, all Required Approvals and any other necessary regulatory and third party consents and approvals), all of which shall be and remain so long as necessary in full force and effect.

(e) No Insolvency Proceedings. The Company shall have not (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) been adjudicated as insolvent or to be liquidated, or (vi) taken corporate action for the purpose of any of the foregoing.

(f) Senior Notes. Simultaneously with the Closing, the Company shall have (i) sent by wire transfer to the holders of the Senior Notes the quarterly interest payments due for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, respectively, pursuant to the terms of the Senior Note Purchase Agreement, and (ii) sent via facsimile the quarterly financial statements for the period ended June 30, 2009 pursuant to Section 7.1(a) of the Senior Note Purchase Agreement which reflect Annualized Aggregate Net Product Sales of the Company (as defined in the Senior Note Purchase Agreement) of at least $100 million for the quarter ended June 30, 2009.

(g) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(h) Compliance Certificate. The Company shall have delivered to each Purchaser a certificate, dated as of the Closing Date and signed by its Chief Executive Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a), (b), (d) and (e) in substantially the form attached hereto as Exhibit H.

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(i) No Acceleration Notice. The Company shall not have received a notice from the Majority Holders (as defined in the Senior Note Purchase Agreement) declaring any or all of the outstanding Senior Notes to be immediately due and payable.

(j) Board Member Designation. Patrick Enright shall have been appointed to the Board as a Class I director effective upon the Closing.

5.2 Conditions Precedent to the Obligations of the Company to Sell Securities at the Closing. The Company’s obligation to sell and issue the Units to each Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct as of the date when made and as of the Closing Date, as though made on and as of such date, except for representations and warranties that speak as of a specific date, which shall have been true and correct as of such date.

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c) No Legal Restraint. No Legal Restraint shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that remains in effect and prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d) Consents and Approvals. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Units at the Closing (including, without limitation, all Required Approvals and any other necessary regulatory and third party consents and approvals), all of which shall be and remain so long as necessary in full force and effect.

(e) Purchaser Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

ARTICLE VI.

TERMINATION

6.1 Termination Prior to the Closing. This Agreement and the purchase and sale of the Units at the Closing may be terminated at any time following the Execution Date and prior to the Closing:

(a) by mutual written consent of the Company and Longitude; or

(b) by Longitude or the Company, if the Closing shall not have been consummated on or prior to July 10, 2009 or such other date, if any, as Longitude and the Company may agree in writing, provided that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to be consummated.

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6.2 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then neither the Company nor the Purchasers shall have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom; provided, however, that nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

(b) The provisions of Article I (Definitions), this Section 6.2, and Article VII (Miscellaneous) shall survive any termination of this Agreement pursuant to Section 6.1 hereof.

ARTICLE VII.

MISCELLANEOUS

7.1 Fees and Expenses. The Company shall reimburse Longitude for all reasonable legal fees and expenses incurred in connection with Longitude’s negotiation, execution and delivery of this Agreement and the other Transaction Documents, provided that the Company shall not be required to reimburse such fees and expenses in excess of one hundred thousand dollars ($100,000.00) in the aggregate, unless a higher amount is mutually agreed to by the Company and Longitude in writing. Subject to the foregoing limitation, such fees and expenses shall be reimbursed by the Company within ten (10) days following receipt of a written invoice documenting in reasonable detail such fees and expenses of Longitude. Except as provided above, the Company and the Purchasers shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Securities to the Purchasers.

7.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules hereto and thereto (including the Disclosure Schedule), contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section 7.3 prior to 5:00 p.m., Pacific Time, on a Trading Day, except in the event that the recipient is located outside the United States, in which case notice shall be deemed given and effective on the next Trading Day after the date of transmission, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., Pacific Time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or in the event the recipient is located outside the United States, five (5) Trading Days following the date of mailing, if sent by internationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a)	If to the Company:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

Telephone No.: (650) 496-3777

Facsimile No.: (650) 496-3781

Attention: General Counsel

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With a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Telephone No.: (650) 843-5180

Facsimile No.: (650) 849-7400

Attention: Suzanne Sawochka Hooper, Esq.

(b)	If to the Purchasers or Longitude:

Longitude Venture Partners, L.P.

800 El Camino Real, Ste 220

Menlo Park, CA 94025

Telephone No.: (650) 854-5700

Facsimile No.: (650) 854-5705

Attention: Patrick Enright

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Telephone No.: (650) 328-4600

Facsimile No.: (650) 463-2600

Attention: Ora T. Fisher, Esq.

 Linda J. Lorenat, Esq.

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

7.4 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or Purchasers holding or having the right to acquire, at the time of such amendment, at least a majority-in-interest of the total Unit Shares or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Each Purchaser acknowledges that the Purchaser or Purchasers holding or having the right to acquire, at the time of such amendment, at least a majority-in-interest of the total Unit Shares have the power to bind all of the Purchasers.

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7.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

7.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers holding or having the right to acquire, at the time of such consent to assignment, at least a majority-in-interest of the total Unit Shares. Subject to Section 4.1(b) and the terms of the NOL Lock-Up Agreement, any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable law.

7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

7.9 Survival. Notwithstanding any investigation made by or on behalf of the Company or the Purchasers or any person controlling any of them, the representations and warranties contained herein shall survive the execution of this Agreement, the delivery to the Purchasers of the Units being purchased and the payment therefor for a period of twenty-four (24) months following the Closing. For the avoidance of doubt, the representations and warranties will continue to survive until the final resolution of any claim brought within such twenty-four (24) month period against the Company or any Purchaser, as applicable, with respect to such representations and warranties. The agreements and covenants contained herein shall survive for the applicable statute of limitations.

7.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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7.12 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and, with respect to Shares, the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

7.14 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

7.15 Waiver of Conflicts. Each party to this Agreement acknowledges that Company Counsel, outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Company Counsel inform the parties hereunder of this representation and obtain their consent. Company Counsel has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Company Counsel has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Company Counsel’s representation of the Company in the Financing.

[Signature Pages Follow]

30.

IN WITNESS WHEREOF, each of the parties hereto has caused this Securities Purchase Agreement to be duly executed by its authorized signatory as of the date first indicated above.

COMPANY:

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Bruce C. Cozadd
Name:	Bruce C. Cozadd
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOR PURCHASERS FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF PURCHASER:

Longitude Venture Partners, L.P. a Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its:	General Partner

By:	/s/ Patrick Enright	(signature)
Name:	Patrick Enright	(printed name)
Title:	Managing Member

Subscription Amount: $6,862,459.56
Tax ID No.: 26-1166019
Telephone No.: 650-854-5700
Facsimile No.: 650-854-5705
Attention: Carolyn Helms

Delivery Instructions:

c/o Longitude Capital
Street: 800 El Camino, Suite 220
City/State/Zip: Menlo Park, CA 94025
Attention: Carolyn Helms
Telephone No.: 650-854-5700

IN WITNESS WHEREOF, each of the parties hereto has caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF PURCHASER:

Longitude Capital Associates, L.P. a Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its:	General Partner

By:	/s/ Patrick Enright	(signature)
Name:	Patrick Enright	(printed name)
Title:	Managing Member

Subscription Amount: $137,538.24
Tax ID No.: 26-1407371
Telephone No.: 650-854-5700
Facsimile No.: 650-854-5705
Attention: Carolyn Helms

Delivery Instructions:

c/o Longitude Capital
Street: 800 El Camino, Suite 220
City/State/Zip: Menlo Park, CA 94025
Attention: Carolyn Helms
Telephone No.: 650-854-5700

EXHIBIT LIST:

Exhibit A:	Form of Warrant
Exhibit B:	Form of Investor Rights Agreement
Exhibit C:	NOL Lock-Up Agreement
Exhibit D:	Stock Certificate Questionnaire
Exhibit E:	Form of Opinion of Company Counsel
Exhibit F:	Irrevocable Transfer Agent Instructions
Exhibit G:	Form of Secretary’s Certificate
Exhibit H:	Form of Officer’s Certificate
Exhibit I:	Form of Management Rights Letter
Exhibit J:	Form of Waiver and Amendment Agreement